Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of the Stifel Financial Corp. Equity Incentive Plan for Non-Employee Directors (2008 Restatement) of our report dated February 28, 2008, relating to the consolidated financial statements and financial statement schedule of Stifel Financial Corp. and subsidiaries as of December 31, 2007 and for the years ended December 31, 2007 and 2006, appearing in the Annual Report on Form 10-K of Stifel Financial Corp. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

July 10, 2009